Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this "Agreement") is made and entered into as of February 23, 2015, by and between Venaxis, Inc. (the "Company") and Don Hurd ("Hurd").  The Company and Hurd are referred to jointly herein as "the Parties" and individually as a "Party" to this Agreement.  The "Effective Date" of this Agreement shall be as of the lapse of the seven day revocation period set forth in ARTICLE 7 hereof.
RECITALS
A.            Hurd is currently an employee of the Company serving in the office of Senior Vice President and Chief Commercial Officer, and is party with the Company to that certain Employment Agreement dated May 23, 2012 (the "Employment Agreement").  Hurd resigned as Senior Vice President and Chief Commercial Officer and employee of the Company by delivering the resignation letter attached hereto as Exhibit A, which resignation was accepted by the Company on the date of execution of this Agreement.
B.            The Parties desire to set forth their understandings and agreements regarding or relating to Hurd's employment with, and service as an officer and employee of the Company and the termination thereof, and to memorialize the terms of such agreements in this Agreement.
NOW THEREFORE, in consideration of the following covenants and promises and for other valuable consideration as described below, and intending to be legally bound, the Parties hereby agree as follows:
AGREEMENT
ARTICLE 1.       Incorporation of Recitals.  The above recitals are incorporated herein as if restated and are made a part of this Agreement.

ARTICLE 2.      Termination of Employment.  Hurd hereby resigns as an officer and employee of the Company effective as of the close of business on February 22, 2015.  In connection with such resignation, the Employment Agreement between the Parties is hereby voluntarily terminated in full, and all obligations of the Parties to each other are set forth in this Agreement.

ARTICLE 3.      Severance Payments.  In consideration for the execution of this Agreement, the termination of the Employment Agreement and the release of all claims and other promises by Hurd as set forth herein, Company agrees to the pay to Hurd the following consideration:

Section 3.1         Hurd shall continue to receive monthly compensation equal to $22,997 through February 22, 2015.  Such payments shall be made to Hurd in accordance with Company's normal payroll practices and Company will deduct all normal withholdings from such payments.

Section 3.2        The Company and Hurd will enter into a Consulting Agreement, with a minimum term through December 31, 2015, under which Hurd will provide transition services to the Company, and be compensated for such services, in accordance with the terms of such Consulting Agreement.

Section 3.3        Hurd shall be paid or have been paid the cash bonus for the 2014 fiscal year as approved by the Board during its February 11, 2015 meeting, under the Company's 2014 Incentive Compensation Plan.  Any such bonus payment shall not be pro-rated.

Section 3.4        In accordance with the terms of the Company's 2002 Stock Incentive Plan, as amended (the "Plan"), while Hurd continues to provide services to the Company under the Consulting Agreement, the stock options awarded to Hurd prior to the Effective Date and listed on Exhibit A to the Consulting Agreement shall continue in full force and effect and continue to vest in accordance with the applicable vesting schedules.

The Parties agree to make all necessary and usual reports to the Internal Revenue Service, state taxing authorities and any similar agencies and to perform all withholdings normally applicable to the types and amounts of payments and other consideration Hurd is entitled to receive as a result of the Consulting Agreement and this Agreement.
ARTICLE 4.       Hurd's Acknowledgements, Representations and Agreements.

Section 4.1         Hurd acknowledges that certain of the consideration and payments described in Section 3 are substantially greater than the compensation Hurd would otherwise be entitled to receive in connection with a voluntary resignation from the Company and/or payments under the terminated Employment Agreement, and represent valuable consideration for his obligations and agreements under this Agreement.

Section 4.2         Hurd has returned, or will return upon the termination of the Consulting Agreement, all of the property of, and information pertaining to, the Company, and its affiliates, in his possession and control.  Any Company property retained by Hurd during the term of the Consulting Agreement will be returned by Hurd to the Company at the end of such term and will remain the property of the Company until such time.  Notwithstanding the foregoing, the Company agrees that Hurd may retain his Company-provided personal computer during the term of the Consulting Agreement as a resource in assisting Company, including any data thereon; provided, that such computer and information shall be controlled by Hurd to ensure that no third parties may gain access to them; and provided further, that all Company information and data will be removed permanently from such computer, or any replacement personal computer, tablet or other similar device at the end of the term of the Consulting Agreement.

Section 4.3         Hurd shall not disparage the Company or any of its officers, directors, employees, affiliates, or agents during or after the term of his employment with Company.  Hurd acknowledges that, to the extent he has received confidential or non‑public information regarding the Company, he will keep such information confidential and comply with all legal obligations with respect thereto.  Failure to comply with the provisions of this paragraph may, in addition to any other remedies available under applicable law and at the Company's option, result in a termination of any payments and benefits which have not been made.  The obligations under this paragraph shall survive indefinitely.

ARTICLE 5.       General Release by Company.  In consideration for Hurd's releases and agreements contained in this Agreement and upon receipt of a fully executed copy of this Agreement by the Company and the expiration of the waiting period set forth in ARTICLE 7 without revocation of this Agreement, Company forever releases and discharges Hurd and each of Hurd's heirs, beneficiaries, successors, assigns, agents, employees, executors, administrators, and representatives from any and all claims and causes of action arising before the Effective Date of this Agreement, whether known or unknown and including, but not limited to, all claims arising out of Hurd's employment with Company or arising out of any act or omission Hurd made in good faith as an officer and director of Company; provided, however, Company's release does not include a release for any liability or obligation arising under this Agreement, or arising from any fraud or willful misconduct by Hurd or a breach of this Agreement.

ARTICLE 6.       General Releases by Hurd.

Section 6.1        In consideration for the Company's releases and agreements contained in this Agreement, the payment of the consideration described herein and upon his receipt of a fully executed copy of this Agreement that is not revoked by Hurd during the revocation period set forth in ARTICLE 7, Hurd, for himself, for his heirs, beneficiaries, successors, assigns, agents, employees, executors, administrators, and representatives, and for anyone who has or obtains rights or claims from his, forever releases and discharges Company, and each of Company's affiliates, and their respective directors, officers, successors, assigns, agents, employees, and representatives (collectively, "Company Releasees") from any and all claims and causes of action arising before the Effective Date of this Agreement, whether known or unknown and including, but not limited to, all claims arising out of Hurd's employment with Company or arising out of any act or omission of Company or any of its officers and directors; provided, however, Hurd's release does not include a release for any liability or obligation arising under this Agreement, or arising from any fraud or willful misconduct by Company, or any of its officers and directors, and further does not apply to any rights that Hurd might have as a shareholder of Company or as a holder of stock options awarded by the Company.

Section 6.2          To the extent permitted by law, Hurd specifically releases the Company Releasees from all claims arising under or in connection with the following federal and state laws, as amended, and all related regulations, the: Age Discrimination in Employment Act of 1967; Americans with Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Acts of 1866 and 1871; Equal Pay Act of 1963; Family and Medical Leave Act of 1993; National Labor Relations Act; Occupation Safety and Health Act of 1970; Older Workers Benefit Protection Act of 1990; Pregnancy Disability Act of 1978; the Rehabilitation Act of 1973; Executive Order 11246; Colorado Anti-Discrimination Act of 1957; Colorado's Minimum Wages of Workers Act; Colorado Wage Equality Regardless of Sex Act; Colorado Labor Peace Act; Colorado's Wage Claim Act (C.R.S. §84101 et seq.), Colorado employment practice statutes (including C.R.S. § 24-43-401 et. seq.) and the common law of the State of Colorado for compensation, damages, tort, breach of express or implied employment contract, discrimination, harassment, sexual harassment, wrongful discharge, infliction of emotional distress, defamation and for any other damages or injuries incurred on the job, in relation to Hurd's employment or incurred as a result of loss of employment.

ARTICLE 7.       ADEA Disclosure.  Hurd is over the age of 40 and recognizes and agrees that under the terms and provisions of this Agreement he is releasing and waiving rights he may have to pursue any claims against Company arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et. seq. (the "ADEA").  In connection with this waiver of those rights, Hurd specifically acknowledges the following:

Section 7.1         Hurd has the right to a 21 day period to review this Agreement, and to the extent that such period has not fully elapsed as of the Effective Date hereof, he has waived the remainder of that period by executing this Agreement.

Section 7.2         Prior to executing this Agreement, Hurd has been advised that he has the right to consult with an attorney before executing this Agreement, and has done so to the extent he deemed necessary or appropriate.

Section 7.3         Hurd has read this Agreement, understands all of its terms, and he KNOWINGLY AND VOLUNTARILY and with full knowledge of its significance and the consequences thereof entered into this Agreement.

Section 7.4         Hurd has seven days following the execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until such seven day period has lapsed.  To revoke the Agreement within seven days of its execution, Hurd must advise Company in writing of his election to revoke the Agreement.  The Effective Date of this Agreement is the beginning of the eighth calendar day after the date of execution of this Agreement by the Parties (the "Effective Date").

Section 7.5         This Agreement is intended by the Parties to comply with the terms of the Older Workers Benefit Protection Act of 1990 and all amendments thereto.

ARTICLE 8.      Claims Not Released.  Notwithstanding ARTICLES 6 and 7 of this Agreement, it is understood and agreed that Hurd is not waiving claims filed under any state workers' compensation or unemployment law or any claim not waiveable under law.  Further, it is understood and agreed that Hurd is not prohibited from communicating with or participating in any administrative proceeding before the Equal Employment Opportunity Commission, United States Department of Labor, or other federal, state or local law agency. Should any entity, agency, commission, or person file a charge, action, complaint or lawsuit against the Company Releasees based upon any of the above-released claims in ARTICLES 6 or 7 of this Agreement, Hurd agrees not to seek or accept any resulting relief whatsoever.

ARTICLE 9.        Further Inquiries.  Following the Effective Date, Hurd will direct inquiries from prospective employers or other entities to the Company's Chief Financial Officer.  The Company agrees that, upon such inquiry, it will provide a reference of employment regarding Hurd, which shall include the dates of his employment, his positions held and duties and a statement that he voluntarily resigned from Company.

ARTICLE 10.      Taxes.  All payments to Hurd that are described in this Agreement are subject to applicable withholding taxes.  In addition, each payment shall be designated as a "separate payment" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and will be made subject to compliance with Section 409A.  Notwithstanding anything herein to the contrary, (a) if at the time of Hurd's "separation from service" within the meaning of Section 409A of the Code (which, for the avoidance of doubt, is expected to occur on the Effective Date) he is a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between Hurd and Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Hurd) until the date that is six months following Hurd's separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 10 shall be paid to Hurd in a lump sum and (b) if any other payments of money or other benefits due to Hurd hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax.  Additionally, nothing under this Agreement shall be deemed to change the scheduled payment date(s) of any deferred compensation subject to Section 409A of the Code to the extent that such a change in payment date would be impermissible under Section 409A of the Code.

ARTICLE 11.         Entire Agreement; Amendment; Enforceability.  This Agreement expresses the entire understanding between the Parties about its subject matter and is the only agreement, promise or understanding on which the Parties are relying in connection with the subject matter hereof.  This Agreement may only be amended, changed or waived will be through a written document signed by both Parties.  This Agreement is enforceable by and against each Party and anyone else who has or who obtains rights under this Agreement from either Party.  This Agreement will be interpreted and enforced under Colorado law.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.  Further, should any Party be forced to bring an action to enforce any provision of this Agreement, the prevailing Party, in addition to all other applicable remedies, shall be awarded all reasonable cost and attorneys' fees.

ARTICLE 12.        Notices; Process.  Any notice this Agreement requires must be in writing and will be effective only if hand-delivered or sent by certified U.S. mail, return receipt requested, or by overnight delivery service to the Party entitled to receive the notice at the Party's address stated below, or at such other address as that Party may later provide to the other Party.  The Parties agree to waive service of process in any action or arbitration brought to enforce or to interpret this Agreement, and agree that service of a complaint or any other pleading, discovery, order or similar legal document in any such action that would otherwise have to be served by personal service will be deemed served three days after being sent to the other Party and that Party's attorney, as applicable, by certified U.S. mail as provided below:

to Hurd at:                                           720 King Road
Cox's Creek, KY 40013
Email: churd60041@aol.com

to Company at:                                Venaxis, Inc.
Attn: Chief Executive Officer
1585 South Perry Street
Castle Rock, CO 80104

with a copy to:                                 Mary Mullany, Esq.
Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103-7599

ARTICLE 13.   Signatory's Authority; All Necessary Consents.  Each Party expressly represents that such Party does not require any third party's consent to enter into this Agreement, including the consent of any spouse, insurer, assignee, licensee, secured lender, or regulatory agency.

ARTICLE 14.    SPECIFIC ACKNOWLEDGEMENTS.  HURD ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, THAT HE HAS BEEN ADVISED THAT HE SHOULD CONSULT WITH AN ATTORNEY BEFORE HE EXECUTES THIS AGREEMENT, AND THAT HE UNDERSTANDS ALL OF ITS TERMS AND EXECUTES IT KNOWINGLY AND VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.

ARTICLE 15.    No Admission.  This Agreement, and compliance with this Agreement, shall not be construed as an admission of liability on the part of the Parties, such liability being hereby expressly denied.  The Parties' intent in this Agreement is to provide the other Party with a complete, total, irrevocable and binding release of all matters arising before the date of this Agreement (except those matters reserved herein), which might result in a dispute and avoid any further differences or conflicts. The Parties hereby represent that they have neither filed nor caused to be filed any pending charges, suits, claims, grievances or other action (hereinafter referred to as "Claims") which in any way arise from or relate to the subject matter covered by this Agreement.  Each Party further represents to each other that such Party has not directly or indirectly assigned any Claim related to the subject matter hereof or released hereby to any other person.

ARTICLE 16.    No Knowledge of Securities or Disclosure Violations.  Each of Company and Hurd affirmatively states and represents to the other that it has no knowledge that the other has violated the requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 (the "1934 Act"), the reporting requirements of the 1934 Act, the requirements for disclosure controls and financial controls imposed by the 1934 Act, or other provisions of the federal or applicable state securities laws.

ARTICLE 17.    Full and Complete Defense.  This Agreement and the releases contained herein, may be pled as a full and complete defense, counterclaim or cross-claim to, and may be used as a basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement or the releases contained herein.  In the event of any action by any Party hereto to enforce this Agreement, the releases contained herein, or any other agreement delivered pursuant hereto, the prevailing Party shall be entitled to recover reasonable attorneys' fees and costs.

ARTICLE 18.    Attorneys' Fees.  Each of the Parties shall be responsible to pay his or its respective attorneys' fees incurred in connection with the negotiation and drafting of this Agreement.  Each Party shall release and forever hold the other harmless from any liability to the attorneys for payment of such fees pursuant to any agreement or understanding between each Party and his or its attorneys.

ARTICLE 19.    No Reliance.  The Parties warrant to each other that in agreeing to the terms of this Agreement, they have not relied in any way upon any representations or statements of the other Party regarding the subject matter hereof for the basis or effect of this Agreement other than those representations or statements contained herein.  In entering into this Agreement, each Party represents that in entering into this Agreement and completing the transactions hereunder, he or it has done so after completing such investigation as he or it has determined to be necessary or appropriate in the circumstances, and after having consulted with and taken advice from such Party's legal, financial, tax, investment, and other advisors to the extent such Party has determined such consultation to be necessary or appropriate in the circumstances.

ARTICLE 20.    No Mistake; Final Settlement.  In connection with this Agreement, the Parties hereby acknowledge that they are aware that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to this Agreement, but that it is their intention hereby to settle, fully, finally and forever, and to release all matters, issues and differences, known or unknown, suspected or unsuspected, which now exist, which may exist, or which heretofore have existed against any and all Parties under this Agreement.

ARTICLE 21.    Severability.  If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining part shall not be affected thereby, and the illegal, unenforceable or invalid parts shall be deemed not to be a part of this Agreement, although this Agreement will be rewritten by the court or person making such finding to reflect the intention of the Parties to the maximum extent permitted by law. Each Party represents and warrants that he or it has full capacity and authority to settle, compromise, and release his or its Claims and to enter into this Agreement and that no other person or entity has acquired, or will in the future acquire or have any right to assert, against any person or entity released by this Agreement any portion of that Party's Claims released herein.

ARTICLE 22 .    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 23.    Survival.  The Parties agree that the obligations, representations and warranties contained herein shall indefinitely survive the execution of this Agreement, the delivery of all documents hereunder.

[Signatures on next page.]

IN WITNESS WHEREOF, the Parties have caused this Severance and Release Agreement to be duly executed as of the date first written above.

VENAXIS, INC.

By: /s/Steve Lundy
Its: President and Chief Executive Officer

DON HURD

Signature: /s/ Don Hurd